PPM HOLDINGS, INC.
                                PPM AMERICA, INC.
                                PPM FINANCE, INC.

                                PPM AMERICA FUNDS

                           CODE OF ETHICS AND CONDUCT

         As an investment adviser, PPM America, Inc. ("PPMA") owes its clients and shareholders of the PPM America Funds ("PPM Funds") the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of PPMA is to avoid any conflict of interest. In furtherance of this fundamental policy, this Code of Ethics and Conduct ("Code") has been adopted by PPMA, by PPMA's immediate parent company, PPM Holdings, Inc., by PPMA's affiliated company, PPM Finance, Inc., and by the PPM Funds. PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as "PPM". The PPM Funds have separately adopted a Code of Ethics for the disinterested trustees.

         The Code applies to each employee of PPM, including all executive officers of PPMA, PPM Holdings or PPM Finance, and to all access persons of the PPM Funds (each referred to collectively in the Code as an "Employee"). Each Employee should consult with the Chief Compliance Officer of the PPM Company with which the Employee is affiliated regarding any question about the Code or other issues relating to PPM's fiduciary obligations to its clients before taking any action. Please also remember that PPM has developed Policy and Procedures Regarding Inside Information and Chinese Walls ("Inside Information Policy"). Please refer to the Inside Information Policy as appropriate.

                              I. GENERAL STANDARDS

         A. FAIR DEALING. Each Employee shall act in a manner consistent with the obligation of PPM and each person covered by the Code to deal fairly with all clients when taking investment action. Any investment ideas developed by an Employee in the course of the Employee's work for PPM shall be made available for use by PPM's clients prior to any personal trading or investment by any Employee based on such ideas, including trading or investment by an Employee directly or indirectly.

         B. PERSONAL SECURITIES TRANSACTIONS. No Employee may purchase or sell any security in which the Employee has a beneficial interest except in accordance with this Code. See Appendix A for examples of situations in which a person covered by the Code will be deemed to have a beneficial interest in a security for purposes of the Code. Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

         C. GIFTS, FAVORS, AND GRATUITIES. An Employee may not accept any gift, favor, gratuity or invitation offered by any broker, client, approved company (i.e., a company whose securities are held by a PPM client, including PPM Funds), supplier, or other person or organization with whom PPM has a business relationship, that creates a conflict between the Employee's personal financial interest and the interests of PPM's clients. Specifically, an Employee may not accept any such gift, favor, gratuity or invitation except those extended as a customary courtesy of business life. Prohibited gifts or gratuities include the receipt of any credit facility, personal investment opportunities or other special treatment from any broker or dealer that is not available from that broker or dealer to similarly situated customers not in the securities or investment management business.

         No Employee should offer any gift, favor, gratuity, or invitation that influences decision-making or otherwise creates a conflict of interest on the part of the intended recipient.

         D. CONFIDENTIALITY. Information relating to any client's portfolio or activities is strictly confidential and shall not be disclosed, orally or in writing, to anyone outside PPM, unless that Employee has been specifically authorized to release that information. For further guidance in this regard, consult PPM's Press Policy and policy regarding Confidential Information and Non-Competition.

         E. SERVICE AS A DIRECTOR. No Employee shall serve on the board of directors (or equivalent) of any company with a class of publicly-held securities, unless such service has been authorized by PPM's Management Committee. Board service increases the likelihood of possession of material, non-public information. Please refer to PPM's Inside Information Policy.

         F. EXEMPTIONS FROM THE CODE'S PROVISIONS. The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee of PPM and PPM's clients, not to impose undue financial burdens on persons subject to the Code. For that reason, the Chief Compliance Officer has the authority to grant an exemption, in advance of any proposed transaction, from any provision of this Code except the provisions requiring reporting of personal securities transactions if, in the judgment of the Chief Compliance
Officer, compliance with the provision of the Code would result in serious financial hardship to the Employee and the requested exemption would not result in any breach by PPM of its duties to its clients. EXEMPTION OF A PROPOSED TRANSACTION FROM THE CODE IS EXPECTED TO BE GRANTED VERY RARELY.

                      II. TRANSACTIONS COVERED BY THE CODE
                             AND EXEMPT TRANSACTIONS

         The Code regulates personal securities transactions as a part of the effort by PPM to detect and prevent conduct that might create an actual or potential conflict of interest with a client. The Code flatly prohibits certain transactions and establishes reporting requirements for all transactions except those listed as exempt in Section II.B.

         A. TRANSACTIONS COVERED BY THE CODE. Every transaction in a security by or for the benefit of an Employee is subject to the Code.

         Security is defined very broadly for purposes of the Code. Transactions involving options, warrants, and futures contracts are subject to the same restrictions and procedures as those set forth in this Code with respect to the underlying securities.

         The Code covers transactions in the personal account of an Employee, the account of any member of the Employee's immediate family (including spouse, minor children or any relative living in the Employee's home), any other account in which the Employee has a direct or indirect financial or "beneficial" ownership interest, or in any nonclient account controlled by or under the influence of the Employee. As required by the Securities and Exchange Commission, beneficial interest is defined broadly; see Appendix A to the Code for examples of ownership arrangements covered by the Code. Having a beneficial interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

         If you have any question about whether a transaction is covered by the Code, contact the Chief Compliance Officer before taking any action.

         B. EXEMPT TRANSACTIONS. The following transactions are exempt from the reporting provisions of this Code:

                  1. purchases or sales effected in any account over which an Employee has no direct or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and with respect to which the Employee does not in fact influence or control purchase or sale transactions;

                  2. purchases or sales which are involuntary on the part of the Employee (for example, the redemption of a debt security by the issuer);

                  3. purchases which are part of an automatic dividend reinvestment plan;

                  4. purchases of securities by exercising rights that were issued pro rata to all holders of a class of securities, but only if the Employee acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of rights that were acquired by the Employee by pro rata issuance directly from the issuer; and

                  5. transactions involving: shares of registered open-end mutual funds; securities issued by the United States Government; bankers' acceptances; bank certificates of deposit; commercial paper; short-term debt securities issued or guaranteed by any agency or instrumentality of the United States Government; or other money market instruments designated by PPMA.

                         III. PERSONAL INVESTMENT RULES


         A.       PROHIBITED   TRANSACTIONS.   The  following  transactions  are
                  prohibited:

                  1. FRONT-RUNNING. No Employee shall engage in "front-running" an order or recommendation, even if the Employee is not handling either the order or the recommendation and even if the order or recommendation is for someone other than a client of PPM. Front-running consists of executing a transaction in the same or underlying securities, options, rights, warrants, convertible securities, or other related securities, in advance of block or large transactions of a similar nature likely to affect the value of the securities, based on the knowledge of the forthcoming transaction or recommendation.

                  2. SECURITIES ON RESTRICTED LISTS; INSIDE INFORMATION POLICY. No Employee may purchase or sell any security prohibited by the Inside Information Policy, including:

                           a.       any  security  on the Firm  Wide  Restricted
                                    List; and

                           b. for Employees designated in the Inside Information Policy as members of the Private Information Investment and Access Groups, any security on the Private Information Restricted List.

                           See  the   Inside   Information   Policy   for   more
                           information and definitions.

                  3. BLACKOUT PERIOD FOR CLIENT TRANSACTIONS. No Employee may purchase or sell any security which: (a) is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client), (b) has been purchased or sold by a client within the prior seven calendar days, or (c) is being planned for purchase or sale on any client's behalf within the next seven days.

                           Notwithstanding the prohibition in the preceding paragraph, no blackout period will apply to any Exempt Transaction, as defined in Section II.B. of the Code, or to any transaction in a security which is being purchased or sold, has been purchased or sold, or is being planned for purchase or sale, on behalf of a PPMA client by a foreign affiliate of or subadviser to PPMA.

                  4. PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS. No Employee may initiate, recommend, or in any other way participate in a personal securities transaction in a security that is not an Exempt Transaction (as defined in this Code) unless that transaction has been pre-approved as described in III.B., below.

                  5. INITIAL PUBLIC OFFERINGS. No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering ("IPO") of that security.

                  6. PRIVATE PLACEMENTS. No Employee may purchase any security in a private placement without the prior written approval of the Chief Compliance Officer.

                  7. SHORT SALES. No Employee may sell short any security that is held in any PPMA client account.

                  8.       DEALING  WITH  CLIENTS.   No  Employee  may  sell  or
                           purchase any security to or from a client portfolio.

                  9. BETS. No Employee shall make a wager or bet of any kind on the change in the price of any security or the value of any securities index.

         B. PROCEDURES FOR PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS.

                  1. TRANSACTIONS FOR WHICH PRE-APPROVAL IS REQUIRED. Except for Exempt Transactions (as defined in Section II.B., above), each Employee MUST obtain written approval to initiate, recommend, or in any other way participate in a personal securities transaction of any kind (including purchases, sales, exercises and exchanges) from the Chief Compliance Officer of PPMA or any other person designated by the Chief Compliance Officer.

                  2. HOW TO REQUEST PRE-APPROVAL. Requests by an Employee for prior approval of personal securities transactions must be made in writing on PPM's standard Personal Trade Information form ("PTI"). A copy of the PTI is attached as Appendix B. In requesting pre-approval, an Employee must disclose any relationship between the security proposed to be purchased and any security held or planned to be acquired by any PPM client (for example, the security proposed to be purchased has been made available because of purchases of the same or related securities by PPM clients).

                  3. APPROVAL BY A COMPLIANCE OFFICER. The reviewing Compliance Officer shall mark his response on the PTI, give two copies to the Employee and give the other copy to the Chief Compliance Officer. A Compliance Officer will generally approve a personal securities transaction if, in the judgment of the Compliance Officer:

                           a. the transaction is not prohibited by the Code;

                           b.       the  transaction   does  not  violate  PPM's
                                    Inside Information Policy; and

                           c. the transaction does not involve a conflict of interest or potential for a conflict of interest.

                  4. EXECUTING A PRE-APPROVED TRANSACTION. Pre-approval of a securities transaction is effective for three New York Stock Exchange trading days following the date approval is granted.1 If an Employee becomes aware of a significant change in the circumstances on which approval was based before the transaction is executed, the member shall bring that change in circumstances to the attention of the Compliance Officer who approved the transaction to determine whether the previously granted approval should be revoked or modified.

                           If the transaction is executed, the Employee shall submit to the Chief Compliance Officer a copy of the completed PTI within two business days of execution of the transaction, showing the terms of the transaction as executed. If the transactions is not executed, the PTI should be returned to the Chief Compliance Officer showing that the transaction was not completed.

                  5. EFFECT OF PRE-APPROVAL. The approval of any personal securities transaction by a Compliance Officer does not relieve an Employee of that Employee's Responsibilities under the federal securities laws, including those relating to insider trading, or PPM's policies, including this Code.

         C.       REPORTS OF PERSONAL INVESTMENTS AND TRANSACTIONS.

                  1. ACCOUNT AND HOLDINGS REPORT. Upon entering employment with PPM and annually thereafter, every Employee must submit to the Chief Compliance Officer a Personal Securities Accounts and Holdings Report ("Personal Securities Report") (a copy of which is attached as Appendix C) with respect to every security and securities account in which the Employee has or expects to have a beneficial interest and every nonclient account for which he or she exercises influence or control over investment decisions.

                           As to securities accounts, the Personal Securities Report requires the Employee to identify the brokerage firm at which each such account is maintained, the title of the account, the account number, and the names and addresses of all individuals with a beneficial interest in the account. When an Employee opens a new securities account, closes an existing account, or no longer has influence or control over an account, the Employee shall promptly notify the Chief Compliance Officer in writing.

                           As to securities holdings, the Personal Securities Report requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Employee's interest in the security, and the brokerage firm where it is held. An Employee need not report securities obtained in Exempt Transactions as described in Section II.B., above.
----------
1 Accordingly, approval for limit orders must be renewed every three business days until the order is filled or withdrawn.

                           The annual submission of the Personal Securities Report is due by February 28 of each year, reporting each Employee's securities accounts and holdings as of December 31 of the prior year. The Chief Compliance Officer shall keep a copy of all Personal Securities Reports.

                  2. TRANSACTION REPORTING. Each Employee shall report all completed personal securities transactions to the Chief Compliance Officer by completing the PTI in accordance with the procedures set forth in Section III.B., above.

                  3. CONFIRMATIONS AND STATEMENTS. Each Employee is responsible for arranging to have confirmations and monthly account statements for each account listed by the Employee in the Employee's Personal Securities Report sent by the broker or other entity holding the account to the Chief Compliance Officer.

                         IV. ADMINISTRATION OF THE CODE

         A.       COMMUNICATIONS.

                  1. INITIAL COMMUNICATION AND CERTIFICATION. Upon adoption of the Code or the commencement of employment, each Employee of PPM is provided with a copy of the Code. At that time, each Employee also is scheduled to discuss the Code with the Chief Compliance Officer. Each Employee is required to acknowledge his or her understanding of the Code's prohibitions and requirements by signing a Compliance Certificate and returning it to the Chief Compliance Officer for retention in PPM's files.

                  2. ANNUAL CERTIFICATION. Each year PPM recirculates the Code to its Employees and requires that each of them sign a Compliance Certificate and return the executed copy to the Chief Compliance Officer.

                  3. QUESTIONS. Persons subject to the Code are encouraged to direct any questions that may arise concerning the Code and its prohibitions to the Chief Compliance Officer.

         B.       REVIEW OF PERSONAL SECURITIES TRANSACTIONS.

                  1. REVIEW OF CONFIRMATIONS. Within five business days after the receipt of a confirmation, the Chief Compliance Officer or someone under his supervision shall match the confirmation with the appropriate PTI, to ensure that all trades have received prior authorization, if required.

                           If a confirmation discloses a securities transaction which was required to be pre-approved, but for which no prior written approval was obtained, or which was executed after the prior approval expired, the Chief Compliance Officer shall discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and shall make a written record of the matter. A copy of that record shall be retained in that Employee's personal securities transactions file. This action does not preclude any other sanction for violation of the Code.

                  2. MONTHLY REVIEW. On a monthly basis, the Chief Compliance Officer or someone under his supervision shall review each Employee's personal securities transactions, using the PTIs, confirmations, and other account documentation to look for indications of improper personal securities transactions. The Chief Compliance Officer shall discuss any questionable transactions with the Employee who effected the trade and make such other inquiries as the Chief Compliance Officer in his discretion deems appropriate. The Chief Compliance Officer shall make a written record of any determination made and the reasons underlying that determination.

         C. RECORDKEEPING. The Chief Compliance Officer or someone under his supervision shall maintain the records listed below for a period of five years at PPM's principal place of business in an easily accessible place:

                  1. LIST OF PERSONS COVERED BY THE CODE. A list of all Employees, which shall constitute a list of all persons subject to the Code during the period.

                  2. COMPLIANCE CERTIFICATES. Compliance Certificates signed by all Employees acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Employees subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.

                  3. THE CODE. A copy of each code of ethics that has been in effect at any time during the period.

                  4. REPORTS. A copy of each Personal Securities Report, PTI, confirmation and monthly statement submitted by an Employee and a record of any known violation and action taken as a result thereof during the period.

         D. ANNUAL REVIEW OF PROCEDURES. The Code shall be reviewed by PPM's management on an annual basis to assess its effectiveness, in conjunction with PPM's other policies and procedures, in preventing improper and illegal personal securities trading by PPM's Employees.

                            V. VIOLATIONS OF THE CODE

         If the Chief Compliance Officer determines that a violation or possible violation of any of the provisions of this Code has occurred, the Chief Compliance Officer shall report that determination to the President of PPMA (or, if the violation of the Code is believed to involve the President, appropriate executive officers of PPM Limited). The Chief Compliance shall discuss the matter with the Employee. If the President of PPMA agrees with the determination of the Chief Compliance Officer, the Chief Compliance Officer shall promptly report such violation to the Board of Directors of PPMA and/or to the Board of Trustees of PPM Funds. PPMA's Board of Directors may impose such sanctions against the Employee as it deems appropriate under the circumstances. Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

         Violations of this Code may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

                                   Appendix A

                        EXAMPLES OF BENEFICIAL OWNERSHIP

         You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

         1. Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

         2. Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

         3. Securities held by a pledgee for your account;

         4. Securities held by a trust in which you have an interest. A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

         5. Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

         6. Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

         7. Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

         8. Securities held by a personal holding company controlled by you alone or jointly with others;

         9. Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

         10. Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

         11. Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

         12. Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.

                                   Appendix B

                           PERSONAL TRADE INFORMATION
                                  CONFIDENTIAL

                  Employee Name:
                                ------------------------------------------
--------------------------------------------------------------------------------


PART A:         PRE-CLEARANCE

                Securities Description:

         Buy    |_|                                                    Sell  |_|

         Quantity1:

         Is this security or transaction related in any way to a security being held, purchased or sold by PPM on behalf of a client?

         No    |_|        Yes    |_|

         Give Details
                     -----------------------------------------------------------
         PRE-APPROVAL SIGNATURE:                                 DATE:

         Reminder: Pre-approval is valid for only 3 NYSE trading days following the date of pre-approval.

--------------------------------------------------------------------------------


PART B:         TRADE DETAIL

         Buy    |_|                                                    Sell  |_|

         Trade Date:                Quantity:             Price per Unit:

         Broker:

         Check here if the transaction was NOT executed:  |_|

Employee Signature:                                       Date:

--------------------------------------------------------------------------------


PART C:         REVIEW

Reviewer's Notes:



         Reviewer's Initials:                           Date of Review:


----------
1 For equity securities, enter the number of shares. For debt securities, enter the par value.

                                   Appendix C

                PERSONAL SECURITIES ACCOUNTS AND HOLDINGS REPORT

         In accordance with PPM's Code of Ethics and Conduct (the "Code"), please provide a list of all of your securities accounts and securities holdings in which you have a beneficial interest. More detailed instructions are set forth below. You will be asked to complete this report upon entering PPM's employment and annually thereafter. In addition, during the course of the year, if you open a new account or otherwise obtain a beneficial interest in a securities account, the Code requires that you report that new account in writing to the Chief Compliance Officer. If you have any question as to whether a security account or holding should be reported on this Report, you should consult with the Chief Compliance Officer.

1. Please provide a list identifying all securities accounts in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. If you have any question as to whether an account should be reported, you should consult with the Chief Compliance Officer.

--------------------------------------------------------------------------------
NAME OF ACCOUNT               Account Number              Name of Brokerage Firm
------------------------- ---------------------- -------------------------------

------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------
------------------------- ---------------------- -------------------------------

         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         2. Please provide a list of all securities in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. You need not include securities that you obtained in Exempt Transactions as defined in the Code. If you do not have any securities holdings to report, write NONE. INSTEAD OF FILLING OUT THIS FORM, YOU MAY ATTACH COPIES OF THE MOST RECENT STATEMENTS OF EACH OF THE ACCOUNTS LISTED ABOVE.

--------------------------------------------------------------------------------
                                         Number of
                                         Shares or
                        Type of          Principal(2)         Brokerage Firm
 NAME OF SECURITY      Security(1)           Amount             Where Held

------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------
------------------- ----------------- ---------------- -------------------------

         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE, AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.


Date                                                        Signature


----------
1 Insert the following symbol as pertinent to indicate the type of security held: C-common stock, P-preferred stock, O-option, W-warrant, D-debt security, and X-other.

2        For Debt Securities.

                                PPM AMERICA, INC.



                             COMPLIANCE CERTIFICATE



-------------------------
Name (print or type)

         This is to certify that the attached Code of Ethics and Conduct ("Code") was distributed and explained to me at a meeting held on
                  , 199 . I have read and understand the Code. I certify that I will comply with these policies and procedures during the course of my employment by PPM and that, since my last Compliance Certification (if any), I have complied with the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of these policies and procedures. I UNDERSTAND THAT VIOLATION OF THE CODE SHALL BE GROUNDS FOR DISCIPLINARY ACTION OR DISMISSAL AND MAY ALSO BE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.


------------------------------                ----------------------------------
Date                                          Signature

                              PROFESSIONAL CONDUCT


                         POLICY AND PROCEDURES REGARDING
                      INSIDE INFORMATION AND CHINESE WALLS


                                 I. INTRODUCTION

         The problem of insider trading poses a significant threat to investor confidence in the fairness and integrity of the securities markets. The business of PPM America, Inc. ("PPMA"), and therefore the business of its parent company, PPM Holdings, Inc., and its affiliated company, PPM Finance, Inc., depends on that confidence.

         A person found guilty of insider trading may be fined as much as three times the profit gained or loss avoided or $1 million, whichever is greater, and jailed for up to 10 years. Investment advisers, broker/dealers and their "controlling persons" are required to establish and enforce written policies and procedures that are reasonably designed to prevent the misuse of inside information.

         "Controlling persons" includes not only an employer but also an employee who has supervisory responsibility over another employee. A controlling person who fails to take adequate steps to prevent insider trading may be subject to potential civil liability. THIS MEANS THAT PPMA'S OFFICERS AND DIRECTORS, PERSONALLY, ARE AT RISK OF INCURRING CIVIL PENALTIES IF EMPLOYEES UNDER THEIR SUPERVISION VIOLATE THE INSIDER TRADING LAWS. The term controlling persons also could include PPMA's direct and indirect parent companies and each of their officers and directors.

         This Statement of Policies and Procedures Regarding Inside Information and Chinese Walls (the "Statement") includes a prohibition of insider trading that applies to all directors, officers and employees of PPMA, PPM Holdings, Inc. and PPM Finance, Inc. (which are referred to collectively in the Statement as "PPM"). The Statement also includes procedures that are intended to block the flow, and potential misuse, of inside information from those employees of PPM whose duties bring them into contact with non-public information (called the Private Information Investment and Access Groups in this Statement) to other employees of PPM. PPM's Chief Compliance Officer will from time to time identify those employees, or groups of employees, of PPM who are to be considered part of the Private Information Investment and Access Groups. The members of those Groups are included as Appendix A and B to this Statement.

         The Statement MUST be strictly adhered to by all directors, officers, and employees of PPM. Failure to observe the policies and procedures outlined in this Statement could result in your dismissal or removal from office, could constitute a criminal act in violation of federal and/or state securities laws and could subject both you and PPM to liability. The rules included in this Statement apply to your conduct both in connection with your services to PPM and in all other contexts.

         If you have any questions about this Statement you should consult the Chief Compliance Officer of PPM.

                                 II. DEFINITIONS

         A. INSIDE INFORMATION. Inside information is information that is both MATERIAL and NON-PUBLIC.

         1. Material information is any information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of an issuer's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                  Material information does not have to relate to an issuer's business, but need only be expected to affect the market price of the security.

         2. Non-public information is any information that has not been effectively communicated to the market place. One must be able to point to some fact to show that information is generally public (for example, inclusion of the information in a filing with the SEC, or appearance in a publication of general circulation).

         B. SECURITIES. The term securities as used in this Statement applies to all types of investments, including but not limited to common stocks, preferred stocks, bonds, warrants, puts, calls, options, futures and commodities. Securities, for this purpose, do not include (i) direct obligations of the United States or (ii) investments in open-end mutual funds. Transactions in securities include both "long" and "short" sales.

         C. TRADING. Trading means buying, selling, or tendering a security, or participating in a decision, or exerting influence on a decision, to buy, sell or tender a security, for yourself or in any security in which you have a beneficial interest. See Appendix C for examples of ownership arrangements that would be deemed to give you a beneficial interest in the securities owned.

         Trading also includes transactions in securities over which you have investment discretion (including client accounts), even if you have no ownership interest in the securities. Trading also includes participating in any trade as a TIPPER or TIPPEE.

         D. TIPPING. Tipping is the act of disseminating material non-public information.

         E. PRIVATE INFORMATION INVESTMENT GROUP. The Private Information Investment Group includes those employees of PPM investment groups identified by the Chief Compliance Officer from time to time as people whose duties make it reasonably likely that they will come into possession of inside information during the course of performing their investment responsibilities. The Chief Compliance Officer will identify all members of the Private Information Investment Group on Appendix A to this Statement. Appendix A will be revised by the Chief Compliance Officer as necessary.

         F. PRIVATE INFORMATION ACCESS GROUP. The Private Information Access Group includes those employees of PPM identified by the Chief Compliance Officer from time to time as people whose duties make it possible that they could become aware of inside information during the course of performing their PPM related job duties. The Chief Compliance Officer will identify all members of the Private Information Access Group, on Appendix B to this Statement. Appendix B will be revised by the Chief Compliance Officer as necessary.

         G. RESTRICTED LISTS. PPM maintains two lists of issuers of securities in which trading is restricted:

         1. Firm Wide Restricted List. The Firm Wide Restricted List is circulated to all persons covered by this Statement. Trading restrictions relating to an issuer on the Firm Wide Restricted List apply to all PPM directors, officers and employees.

         2. Private Information Restricted List. Copies of the Private Information Restricted List are circulated to members of the Private Information Investment and Access Groups. Trading restrictions relating to an issuer on the Private Information Restricted List apply only to members of the Private Information Investment and Access Groups. See III (E.) below.

                  III. POLICIES RELATING TO INSIDE INFORMATION

         In order to prevent the possible misuse of inside information, all PPM directors, officers and employees must follow these rules:

         A. ACTIONS TO TAKE IF YOU HAVE INSIDE INFORMATION. If you receive inside information you must immediately notify the Chief Compliance Officer or another person so designated, who will be responsible for ensuring that the Firm Wide Restricted List or Private Information Restricted List, as appropriate, is updated.

         B. NO TIPPING. No PPM director, officer or employee may communicate inside information to others (i.e., tipping).

         C. NO TRADING ON INSIDE INFORMATION. No PPM director, officer or employee may trade in a security while in possession of inside information about that security or the issuer of that security.

         Great care must be taken that no trading be done in "deal" or "rumor" securities if you are in possession of any information that may be considered material non-public information other than the general rumors always found in the marketplace. Deal or rumor securities are securities of issuers which are or may be involved in a material transaction or event, such as a merger, proxy battle, bankruptcy proceeding, etc. Such securities and issuers typically receive wide exposure in financial industry publications or other media and therefore are subject to greater scrutiny by regulatory authorities.

         D. FIRM WIDE RESTRICTED LIST. In addition to the trading restrictions set forth above, trading in the securities of issuers placed on the Firm Wide Restricted List is ABSOLUTELY PROHIBITED, whether for yourself or for clients.

         E. PRIVATE INFORMATION RESTRICTED LIST.

         1. Personal transactions. Members of the Private Information Investment and Access Groups are prohibited from personally trading in a security of a company on the Private Information Restricted List.

         2. Client transactions. A member of the Private Information Investment Group may engage in a transaction on behalf of a client involving a security of a company on the Private Information Restricted List ONLY if the transaction is not a public market transaction and the counterparty is in the same position as the client, or PPM on behalf of the client, with respect to access to information about the issuer. IF YOU ARE UNCERTAIN ABOUT WHETHER A PROPOSED TRANSACTION ON BEHALF OF A CLIENT MEETS THE STANDARDS SET FORTH ABOVE, CONSULT THE CHIEF COMPLIANCE OFFICER BEFORE ENTERING INTO ANY SUCH TRANSACTION.

         F. INFORMATION BLOCKING. Each PPM director, officer or employee must follow the information blocking procedures contained in Section IV. of this Statement.

         G. PERSONAL SECURITIES TRADING. All personal securities transactions must be in compliance with PPM's Code of Ethics and Conduct.

                       IV. INFORMATION BLOCKING PROCEDURES

         A. POLICY. The following Procedures are intended by PPM to block the flow, and potential misuse, of material non-public information from members of the Private Information Investment and Access Group's from all other PPM employees and related organizations. From time to time, members of the Private Information Investment Group may serve on formal or informal creditors' committees in efforts to restructure, reorganize or liquidate the issuer of a security held by a PPM client. In the course of that work and in connection with due diligence and workout efforts and otherwise, members of the Private Information Investment Group are likely to come into possession of inside information. Compliance with these procedures is essential to permitting PPM to continue to perform its ordinary business functions without undue restriction resulting from the activities of the Private Information Investment Group.

         B.       PROHIBITED COMMUNICATIONS.

         1. No Disclosure Before Execution. Information about transactions in securities initiated by employees who are NOT members of the Private Information Investment Group may not be shared with members of the Private Information Investment Group in advance of execution.

         2. No Communication of Inside Information. No member of the Private Information Investment Group shall communicate, any inside information in the presence or within the hearing of any person not a member of that Group other than the President or the Chief Compliance Officer of PPM. In turn, neither the President, nor the Chief Compliance Officer of PPM shall communicate any inside information (communicated to them in their capacity as such) in the presence or within hearing of any person not otherwise authorized to receive such information. Further, no member of the Private Information Access Group who obtains inside information shall communicate such information to anyone within PPM other than the President or Chief Compliance Officer.

         C. PHYSICAL SECURITY.

         1. The offices occupied by members of the Private Information Investment Group, and in which the records and files relating to the operations of members of that Group are maintained, shall be physically separate from the offices occupied by people who are not members of that Group. Keys to the offices and records storage areas of members of the Private Information Investment Group shall be held only by members of that Group and the Private Information Access Group.

         2. All business of members of the Private Information Investment Group conducted within the offices of PPM shall be conducted within the offices of those Group members or the designated common conference room areas within PPM's offices, provided that members of the Private Information Investment Group conducting business in a common conference room area have an obligation to ensure that all material non-public information is secure at all times.

         3. Access to the files of members of the Private Information Investment Group within PPMA's computer systems shall be limited to members of that Group and certain members of the Finance and Administration Group. Access to the files of employees who are not members of the Private Information Investment Group shall be restricted so as not to be accessible to members of the Private Information Investment Group.

         4. Members of the Private Information Access Group possessing any inside information should at all times maintain such information in a secure location or in computer files which are inaccessible to other PPM staff.

                      V. REVIEW PROCEDURES AND ENFORCEMENT

         A. REVIEW OF  TRANSACTIONS.  The Chief Compliance  Officer,  or someone under his supervision, shall review all reports of personal securities transactions received under the Code of Ethics and Conduct and all client transactions for indications of improper securities transactions. The Chief Compliance Officer shall discuss any questionable transactions with the person who effected the trade and make such other inquiries as the Chief Compliance Officer, at his discretion, deems appropriate. The Chief Compliance Officer shall make a written record of any determination made and the reasons underlying that determination.

         B. ENFORCEMENT. If the Chief Compliance Officer determines that a violation or possible violation of any of the provisions of this Statement has occurred, the Chief Compliance Officer shall report that determination to the President of PPM. The President of PPM shall review the Chief Compliance Officer's determination and shall discuss the matter with the person claimed to have violated the Statement. If the President of PPM agrees with the determination of the Chief Compliance Officer, the Chief Compliance Officer shall promptly report such violation to the Board of Directors of the PPM company or companies with which the person is associated. The Board of Directors may impose such sanctions against the person as it deems appropriate under the circumstances. Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension, termination of employment, or removal from the Board of Directors of PPM.

         As  described  in  the  introductory   provisions  of  this  Statement,
violations of the Statement may also violate the federal securities laws.

                               VI. OTHER POLICIES

         The policies and procedures contained in this Statement are in addition to those contained in PPM's Employee Guide to Personnel Policies (the "Guide"). You are required to read and understand the Guide. Particular attention should be given to Section VII of the Guide containing PPM's (a) Code of Ethics and Conduct; (b) policy regarding Confidential Information and Non-Competition; and
(c) policy regarding Inside Information and Prudential Share Dealings.

         PLEASE INDICATE THAT YOU HAVE READ AND UNDERSTOOD THIS STATEMENT BY COMPLETING THE COMPLIANCE CERTIFICATE(S) ATTACHED AS APPENDIX D OF THIS DOCUMENT.

                                   Appendix A
                               LIST OF MEMBERS OF

                      PRIVATE INFORMATION INVESTMENT GROUP

                             AS OF OCTOBER 22, 1997



o          All employees of the Private Finance Group

o          All employees of the Special Investments Group

                                   Appendix B

                               LIST OF MEMBERS OF

                        PRIVATE INFORMATION ACCESS GROUP

                             AS OF OCTOBER 22, 1997



o        President of PPM

o        Administrative Assistant to President of PPM

o        All members of the Finance and Administration Group

o        All members of the Human Resources Group

o        Vice President Corporate Finance

                                   Appendix C

                        EXAMPLES OF BENEFICIAL OWNERSHIP

         You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

         1. Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

         2. Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

         3. Securities held by a pledgee for your account;

         4. Securities held by a trust in which you have an income or remainder interest, unless your only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to you;

         5. Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

         6. Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries;

         7. Securities held by any non-public partnership in which you are a partner;

         8. Securities held by a personal holding company controlled by you alone or jointly with others;

         9. Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

         10. Securities held in the name of your minor children or in the name of any relative of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

         11. Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

         12. Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.

                                   Appendix D

                   INSIDE INFORMATION AND CHINESE WALL POLICY
                             COMPLIANCE CERTIFICATE



--------------------------------------------------------------------------------
                              Name (print or type)


         This is to certify that the attached Statement of Policies and Procedures Regarding Inside Information and Chinese Walls (the "Statement") was distributed and explained to me at a meeting held on , 199_. I have read and understand the Statement. I certify that I have complied with these policies and procedures during the course of my employment and that I will continue to adhere to these policies and procedures in the future. I agree to promptly report any violation or possible violation of these policies and procedures to the Chief Compliance Officer. I UNDERSTAND THAT VIOLATION OF THE ABOVE-REFERENCED POLICIES AND PROCEDURES SHALL BE GROUNDS FOR DISCIPLINARY ACTION OR DISMISSAL AND MAY ALSO BE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.


Date:
       -----------------------

--------------------------------------------------------------------------------
                                    Signature

--------------------------------------------------------------------------------
                       CERTIFICATION FOR MEMBERS OF PPM'S
                PRIVATE INFORMATION INVESTMENT AND ACCESS GROUPS


         I have read and understand the special policies contained in this Statement relating to blocking the flow of information from the Private Information Investment and Access Groups to other PPM Groups. I acknowledge that I may have access to certain inside information, and agree to fulfill the obligations placed on me to prevent the disclosure of information in violation of the provisions or intent of the Statement.


Date:
       -------------------

--------------------------------------------------------------------------------
                                    Signature